UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

March 7, 2018

(Date of Report)

January 29, 2018

(Date of Earliest Reported Event)

AMERICATOWNE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4700 Homewood Court, Suite 100, Raleigh North Carolina 27609
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

International Trade Center Service Provider Agreements

AmericaTowne, Inc., a Delaware corporation (the “Company”) has entered into a series of International Trade Center Service Provider Agreements and United States Trade Center Service Provider Agreements (the “Trade Center Agreements”, or singularly, the “Trade Center Agreement”). As disclosed in prior filings, the general purpose behind the Trade Center Agreements is for the specific “Service Provider,” defined under the Trade Center Agreement, to support the operations of the Company’s programs in a specific geographical area. As a Service Provider, the party represents to the Company that the individual or his related entity has distinct experience working with individuals and businesses who may be candidates for the Company’s operations and business, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy and participation in an AmericaTowne community, or facilitating the acquisition of goods and performing services to the Company, securing funding (credit lines, loans and loan guarantees), insurance, supplier and export contracts and other related services that could assist candidates in conducting business with the Company. These services are referred to in similar and previously disclosed agreements as “Support Services.”

In consideration for the Service Provider entering into the Trade Center Agreement, the parties agree to form a joint venture limited liability company (or similarly structured entity upon consent of the parties) in which the Service Provider would be issued a specific percentage of equity and would deploy its resources in furtherance of an AmericaTowne community in a given geographical area. Each party has agreed to a mutual compensation schedule, which is incorporated into the Trade Center Agreements resulting in a fully integrated and materially definitive agreement. The reader is directed to the exhibits for the full copy of the Trade Center Agreements executed by the Company.

International Trade Center Service Provider Agreement (Paul N. Maluvengi)

On January 29, 2018, the Company entered into a Trade Center Agreement with Paul N. Maluvengi (“Maluvengi”) for operations of a trade center in Saskatchewan, Canada (the “Maluvengi Agreement”). Prior to execution, Maluvengi was not an affiliate or beneficial shareholder of the Company, or vendor or creditor to the Company. Unless terminated early pursuant to Section 1 of the Maluvengi Agreement, the Maluvengi Agreement terminates on December 31, 2021. The Company retains the option to extend the Maluvengi Agreement to December 7, 2025 provided written notice is given prior to October 31, 2021.

For the services provided by Maluvengi, the Company retains the option to pay a fee equal to 1% to 13% of the gross value of all funds, insurance, loans and or guarantees charged and collected from those businesses and individuals participating or contracting with the Company’s export program. The Company has granted Maluvengi a stock award of 25,000 shares of the Company’s restricted stock to be issued on or after the one-year anniversary of the execution of the Maluvengi Agreement. Starting on March 31, 2018, provided Maluvengi has met the agreed upon production schedule, the Company will pay Maluvengi a monthly stipend of $1,600 solely at the discretion of the Company. The Company has also issued a stock option to Maluvengi to purchase 25,000 shares of common stock in the Company at $1.50 per share for each year the Maluvengi Agreement is in effect for up to five years to be exercised by or before December 31st of the given year.

Maluvengi has agreed to pay the Company a nonrefundable service fee of $55,000 (the “Maluvengi Service Fee”). The Maluvengi Service Fee is paid for deliverables including the formation and registration of the joint venture entity, and the delivery of marketing materials to be used by Maluvengi. The Maluvengi Service Fee is to be paid as follows: $2,000 upon execution of the Maluvengi Agreement and monthly payments of $500 a month for sixty-two (62) months with the first monthly payment due on March 27, 2018. After the sixty monthly payments, Maluvengu will make two monthly payments on the sixty-first and sixty-second month of $11,500.

SECTION 8 – OTHER EVENTS

Item 8.01 – Other Events

On March 5, 2018 the Company issued a Press Release outlining the Company’s new Insider Trading Policy. The Press Release, along with the documents mentioned therein, are attached hereto as Exhibits.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	International Trade Center Service Provider Agreement (Paul N. Maluvengi)
99.1	Press Release Regarding Insider Trading Policy
99.2	Board Resolution (AmericaTowne)
99.3	Board Resolution (ATI Modular)
99.4	Insider Trading Policy
99.5	Memorandum

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: March 7, 2018